Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 22, 2018, is by and among Premier Products Group, Inc., a newly formed Delaware corporation (“Premier Products Group” or the “Holding Company”), Valley High Mining Company (the “Predecessor” or “PMPG SUB”), having been renamed, immediately prior to this Holding Company Reorganization, from “Premier Products Group, Inc.” to “Valley High Mining Company,” now a Delaware corporation and hereby becoming a wholly-owned subsidiary of Premier Products Group, and Premier Services, Inc. (the “Merger Sub”), a Delaware corporation and prior to the effectiveness of this Agreement, being a wholly-owned subsidiary of the Predecessor.

RECITALS

WHEREAS, the purpose of this Agreement, and the transactions contemplated by this Agreement, is to create a new holding company structure and the Holding Company and Merger Sub have been formed for the purpose of effecting this new holding company structure;

WHEREAS, the respective Boards of Directors of Premier Products Group, PMPG SUB and Merger Sub have each approved and adopted this Agreement and the transactions contemplated by this Agreement, in each case after making a determination that this Agreement and such transactions are advisable and in the best interests of such company and its stockholders;

WHEREAS, at the Effective Time (as defined below), pursuant to the transactions contemplated by this Agreement and on the terms and subject to the conditions set forth herein, Merger Sub will merge with and into the Predecessor in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), whereupon the separate existence of Merger Sub shall cease and Valley High Mining Company surviving and emerging as the subsidiary of Premier Products Group, Inc., as the Holding Company and the successor issuer;

WHEREAS, for U.S. federal income tax purposes, it is the intention of the parties hereto that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the premises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

MERGER

Section 1.1 Merger. Subject to the terms and conditions of this Agreement and in accordance with Section 251(g) of the DGCL, Merger Sub shall be merged with and into the Predecessor at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Predecessor shall continue as the surviving entity (sometimes herein referred to as the “Surviving Entity”), becoming a direct wholly-owned subsidiary of the Holding Company, Premier Products Group, which shall also survive and become the publicly traded company, as the successor issuer.

Section 1.2 Effective Time.

(a) Subject to the provisions of this Agreement, as soon as practicable following the satisfaction or waiver of the conditions set forth in Section 4.1, the Predecessor shall duly execute and file a Certificate of Merger (the “Certificate of Merger”) substantially in the form set forth as Exhibit A hereto with the Secretary of State of the State of Delaware (the “Delaware Secretary”) as required by the DGCL. The Merger shall become effective as provided in the Certificate of Merger (the “Effective Time”).

(b) The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) right and title to all assets (including real estate and other property) owned by, and every contract right possessed by, the Predecessor and Merger Sub shall vest in the Surviving Entity, and (ii) all liabilities and obligations of the Predecessor and Merger Sub shall become the liabilities and obligations of the Surviving Entity. The vesting of such rights, title, liabilities and obligations in the Surviving Entity shall not be deemed to constitute an assignment or an undertaking or attempt to assign such rights, title, liabilities and obligations. Thereafter, the successor issuer and parent corporation shall be and remain “Premier Products Group, Inc” and the surviving entity of the merger shall be and remain, “Valley High Mining Company,” the Predecessor and wholly-owned subsidiary of the Holding Company, Premier Products Group.

Section 1.3 Organizational Documents.

(a) Each Participant in this Agreement and the Merger. In accordance with Section 251(g) of the DGCL, each participant agrees to cooperate in the filing of an amended and restated certificate of incorporation of for each participant (substantially in the form set forth as Exhibit B hereto, with the Delaware Secretary prior to the Effective Time to be effective prior to and as of the Effective Time (without, for the avoidance of doubt, giving effect to any of the amendments contemplated by Section 1.3(b) of this Agreement) containing provisions identical to those in the Certificate of Incorporation, as may be amended from time to time of the Predecessor immediately prior to the Effective Time, except as otherwise permitted by Section 251(g) of the DGCL. Each participant acknowledges that it has adopted bylaws identical, in all material respects, to that of the Predecessor effective prior to and as of the Effective Time.

(b) Surviving Entity.

(i) At the Effective Time, the certificate of incorporation of Premier Products Group in effect immediately prior to the Effective Time shall be and remain the certificate of incorporation of “Premier Products Group, Inc” while Valley High Mining Company shall also survive and become becoming a wholly-owned subsidiary of Premier Products Group, until otherwise thereafter amended as provided therein or by the DGCL.

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(ii) In accordance with Section 251(g) of the DGCL, at the Effective Time, the Premier Products Group Bylaws shall be amended and restated in the form identical, in all material respects, to that of the Predecessor and, as so effectuated, shall continue in full force and effect, until otherwise thereafter amended as provided therein or by the DGCL.

Section 1.4 Directors and Officers of the Surviving Entity. From and after the Effective Time, the members of the board of directors of Premier Products Group and of the Surviving Entity shall be the members of the board of directors of Merger Sub immediately prior to the Effective Time, and the officers of the Surviving Entity shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office as provided in the Certificate and Bylaws, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Section 1.5 Directors and Officers of each participating company. From and after the Effective Time, the directors of each participating company shall be the same persons, immediately prior to the Effective Time, and immediately thereafter and until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

ARTICLE 2

CONVERSION OF SECURITIES; STOCK CERTIFICATES

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Premier Products Group, PMPG SUB, Merger Sub or any holder of any securities of the foregoing entities:

(a) Each validly issued share (or fraction of share, as applicable) of common stock, par value $0.0001 per share, Series A Preferred Stock or Series B Preferred Stock, as the case may be of the Predecessor (the “Predecessor Stock”), outstanding or held in treasury immediately prior to the Effective Time, shall be converted into one (or equal fraction of one, as applicable) fully paid and nonassessable share of common stock, par value $0.0001 per share or Series A Preferred Stock or Series B Preferred Stock, as the case may be, of Premier Products Group (the “Premier Products Group, Inc. Stock”) having the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, as the corresponding share (or fraction of a share) of the Predecessor Stock being converted in the Merger. Each outstanding right to acquire Predecessor Stock, such as a warrant or an employee stock option, which is fully accrued, matured and without condition precedent (a conversion right in a convertible financial instrument is not defined herein to include such a “right to acquire”), immediately prior to the Effective Time shall be converted into a right to acquire Premier Products Group, Inc. Stock on the same terms and conditions as the right to acquire Predecessor Stock being converted in the Merger, to the exclusion of any rights or obligations that may be associated with a convertible financial instrument, which such rights shall remain, intact, with respect to the Predecessor, and the Predecessor shall remain obligated in all respects thereto, including with regard to rights of conversion with respect thereto.

(b) Each share of Premier Products Group, Inc. Stock issued and outstanding immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor; and

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(c) Each share of Merger Sub common stock, par value $0.0001 per share, held by Premier Products Group immediately prior to the Effective Time shall automatically convert into 1 share of common stock, par value $0.0001 per share, of the Surviving Entity.

Section 2.2 Stock Certificates. Subject to Section 2.1, from and after the Effective Time, all of the outstanding certificates and book-entries which immediately prior to the Effective Time represented shares of PMPG SUB Stock shall be deemed for all purposes to evidence ownership of, and to represent, shares of Premier Products Group Stock into which the shares of PMPG SUB Stock formerly represented by such certificates and book-entries have been converted as provided in this Agreement with identical designations, rights, powers and preferences, and qualifications, limitations and restrictions. Without the necessity of exchanging or surrendering any such certificates, the registered owner on the books and records of PMPG SUB or its transfer agent of any outstanding stock certificate, unless and until such certificate shall have been surrendered for transfer or otherwise accounted for to Premier Products Group or its transfer agent, shall be entitled to exercise any voting and other rights with respect to the applicable shares of Premier Products Group Stock into which the shares of PMPG SUB Stock have been converted as provided in this Agreement.

ARTICLE 3

ACTIONS TO BE TAKEN IN CONNECTION WITH THE MERGER

Section 3.1 Post-Effective Amendments. It is the intent of the parties that Premier Products Group, as of the Effective Time, be deemed a “successor issuer” for purposes of continuing offerings of PMPG SUB under the Securities Act of 1933, as amended (the “Securities Act”). As soon as practicable following the Merger, Premier Products Group will file post-effective amendments to PMPG SUB’s currently effective registration statements, if any, adopting such statements as its own registration statements for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended, and setting forth any additional information necessary to reflect any material changes made in connection with, or resulting from, the succession or necessary to keep the registration statements from being misleading.

Section 3.2 Reservation of Shares. On or prior to the Effective Time, Premier Products Group will reserve sufficient shares of Premier Products Group Stock to provide for the issuance of Premier Products Group Stock to satisfy Premier Products Group’s obligations under this Agreement.

Section 3.3 Tax Characterization. Each party hereto shall use its reasonable best efforts to cause the Merger to constitute a tax-free reorganization within the meaning of Section 368 of the Code, and shall not take any actions reasonably likely to cause the Merger not to so qualify, or cause any such actions to be taken.

ARTICLE 4

CONDITIONS TO MERGER

Section 4.1 Conditions Precedent. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver of the condition that no order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order that is in effect shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.

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ARTICLE 5

TERMINATION AND AMENDMENT

Section 5.1 Termination. This Agreement may be terminated or the completion of the transactions contemplated herein, including without limitation the Merger, may be deferred at any time prior to the Effective Time by action of the Board of Directors of Premier Products Group, PMPG SUB or Merger Sub. In the event of such termination, this Agreement shall become null and void and have no effect, without any liability or obligation on the part of any such participant, by reason of this Agreement.

Section 5.2 Amendment. This Agreement may be amended, modified or supplemented at any time by an instrument in writing signed on behalf of each of the parties.

ARTICLE 6

GENERAL PROVISIONS

Section 6.1 Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

Section 6.2 Entire Agreement. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 6.3 Further Assurances. From time to time, and when required by PMPG SUB, Premier Products Group and/or Merger Sub shall execute and deliver, or cause to be executed and delivered, such deeds and other instruments, and PMPG SUB, Premier Products Group and/or Merger Sub shall take or cause to be taken such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise in the Surviving Entity or Premier Products Group, as applicable the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of PMPG SUB, Premier Products Group and/or Merger Sub and otherwise to carry out the purposes of this Agreement, and the officers and directors of each participant are authorized fully in the name and on behalf of such participant, as applicable, or otherwise to take any and all such actions and to execute and deliver any and all such deeds and other instruments.

Section 6.4 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means (including portable document format) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 6.5 Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

Section 6.6 No Appraisal Rights. In accordance with the DGCL, no appraisal rights shall be available to any holder of shares of any class of stock whatsoever, in connection with the Merger.

Section 6.7 Amendments. At any time prior to the Effective Time, this Agreement may be supplemented, amended or modified, whether before or after the adoption of this Agreement by the sole stockholder of Merger Sub, by the mutual consent of the parties to this Agreement by action by their respective boards of directors; provided, however, that, no amendment shall be effected subsequent to the adoption of this Agreement by the sole stockholder of Merger Sub that by law requires further approval or authorization by the sole stockholder of Merger Sub or the stockholders of the Company without such further approval or authorization. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Premier Products Group, Inc.,
a Delaware corporation

By:	/s/ Clifford Pope
Name:	Clifford Pope
CEO and President

Valley High Mining Company,
a Delaware corporation

By:	/s/ Clifford Pope
Name:	Clifford Pope
CEO and President

Premier Services, Inc.,
a Delaware corporation

By:	/s/ Clifford Pope
Name:	Clifford Pope
CEO and President

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Exhibit A

CERTIFICATE OF MERGER

Premier Products Group, Inc.,

Premier Services, Inc. and

Valley High Mining Company

Pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), Premier Products Group, Inc., a Delaware corporation, in connection with the merger of Premier Services, Inc., a Delaware corporation, with and into Valley High Mining Company (this being hereinafter referred to as the “Merger”), hereby certifies as follows:

FIRST: The names and states of incorporation of the constituent corporations to the Merger are:

Name	State of Incorporation
Valley High Mining Company	Delaware
Premier Products Group, Inc.	Delaware
Premier Services, Inc.	Delaware

SECOND: An Agreement and Plan of Merger, dated as of February 22, 2018, by and among Premier Products Group, Inc., Valley High Mining Company, and Premier Services, Inc. (the “Merger Agreement”), setting forth the terms and conditions of the Merger, has been approved, adopted, executed and acknowledged by each participant to such Merger Agreement, in accordance with Section 251(g) of the DGCL, Premier Products Group, Inc. not being a party to the merger, but just being the parent company and, separately, involved in a share exchange so as to become the successor issuer and the publicly traded company.

THIRD: The name of the surviving corporation is Valley High Mining Company (the “Surviving Corporation”), with Premier Services, Inc. not surviving, with Valley High Mining Company continuing in existence as the subsidiary of Premier Products Group, Inc., the successor issuer.

FOURTH: The Merger shall become effective upon filing.

FIFTH: The executed Merger Agreement is on file at the office of the Surviving Corporation located at 1325 Cavendish Drive, Suite 201, Silver Spring, MD 20905. A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost to any stockholder of either corporation.

SIXTH: Following the Merger and its effectiveness, Premier Products Group, Inc. will become the parent corporation to Valley High Mining Company and its sole shareholder, with Premier Services, Inc. ceasing to exist.

IN WITNESS WHEREOF, this Certificate of Merger has been executed on this February 22, 2018.

Premier Products Group, Inc.,
a Delaware corporation

By:	/s/ Clifford Pope
Name:	Clifford Pope,
CEO and President

Valley High Mining Company,
a Delaware corporation

By:	/s/ Clifford Pope
Name:	Clifford Pope,
CEO and President

Premier Services, Inc.,
a Delaware corporation

By:	/s/ Clifford Pope
Name:	Clifford Pope,
CEO and President

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STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A NON-DELAWARE CORPORATION
TO A DELAWARE CORPORATION
PURSUANT TO SECTION 265 OF THE
DELAWARE GENERAL CORPORATION LAW

1.)	The jurisdiction where the Non-Delaware Corporation first formed is Wyoming.

2.)	The jurisdiction immediately prior to filing this Certificate is Wyoming.

3.)	The date the Non-Delaware Corporation first formed is November 14, 1979.

4.)	The name of the Non-Delaware Corporation immediately prior to filing this Certificate is Premier Products Group, Inc.

5.)	The name of the Corporation as set forth in the new Certificate of Incorporation is Valley High Mining Company, changing its name from Premier Products Group, Inc.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Non-Delaware Corporation have executed this Certificate on February 22, 2018.

By:	/s/ Clifford Pope
Name:	Clifford Pope
Title:	Chief Executive Officer

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